Exhibit 99.1

  PRESS RELEASE

SENORX REPORTS THIRD QUARTER 2008 GROSS MARGIN EXPANDS TO 65.0 PERCENT FROM 60.1 PERCENT A YEAR AGO; REVENUE GREW 26.5 PERCENT FOR THE QUARTER AND 34.0 PERCENT FOR THE FIRST NINE MONTHS OF 2008

IRVINE, Calif., November 10 – SenoRx, Inc. (Nasdaq: SENO) today reported financial results for its third quarter ended September 30, 2008.  Revenue for the quarter increased 26.5 percent to $11.3 million compared with $8.9 million in the third quarter a year ago.  Gross profit increased 36.8 percent to $7.3 million, or 65.0 percent of revenue, up from $5.4 million, or 60.1 percent of revenue, in the third quarter of 2007.

SenoRx reported an operating loss for the third quarter of $1.8 million, consistent with the operating loss of $1.8 million in the same period last year. The operating loss for the quarter included expenses of approximately $295,000 associated with being a public company compared with $185,000 in the third quarter a year ago.  Stock-based compensation expense in the third quarter was $641,000, compared with $655,000 in the same quarter last year.  Also included in the results for the third quarter was $128,000 in attorney and related litigation costs incurred as a result of the complaint by Hologic for patent infringement related to our Contura MLB™.  In addition, sales and marketing expenses in the quarter increased 39.3 percent over the third quarter a year ago to $6.1 million primarily due to planned investment to support ongoing Contura MLB commercialization expansion efforts.

Interest expense for the third quarter declined significantly to $22,000, compared with $453,000 a year ago, primarily due to the retirement of a subordinated debt facility with Escalate Capital in the fourth quarter of 2007.  Interest income declined to $99,000 from $551,000 in the third quarter of 2007 due to lower cash balances and lower interest rates.  The lower cash balances are a result of our continued use of the  proceeds from the April 2007 initial public offering to fund operations and repay debt.

Net loss for the third quarter of 2008 was $1.7 million or 10 cents per share, compared with $1.7 million or 10 cents per share in the same period last year.  Excluding patent litigation and non-cash charges for stock-based compensation, the net loss was $908,000 for the quarter compared with $1.0 million for the same period last year.

Lloyd Malchow, SenoRx President and Chief Executive Officer, said  “Our third quarter results continue to reflect solid operational performance.  While revenue growth was below our internal expectations, this was more than offset by strong improvement in gross margin, which resulted in better than expected performance on the bottom line.  Revenue growth in the quarter was benefitted by a significant increase in sales of Contura MLB, along with continued strength in biopsy disposables compared with the third quarter a year ago.  This was offset in part by slowing capital equipment purchases in the U.S. in the latter stages of the third quarter, which may partially be attributable to the general economic turmoil and credit crisis that was unfolding in the final weeks of the quarter.  Some of these deferred orders have since been received and will be booked in the fourth quarter of this year.”

Revenue from biopsy disposables for the third quarter increased 28.5 percent to $5.1 million compared with $3.9 million in the third quarter a year ago.  The increase was primarily a result of continuing growth in the installed base of EnCor systems, which increased to 696 systems from 456 systems at the end of the third quarter of 2007 and from 646 systems at the end of the second quarter of 2008.  Biopsy capital equipment revenue in the third quarter declined 4.8 percent to $980,000.  Therapeutic disposable revenue, which reflects sales of Contura MLB, was $1.4 million in the third quarter of 2008, compared with $187,000 in the third quarter of 2007, which was the first full quarter of commercial sales for Contura.  Sequentially, Contura MLB sales increased 32.9 percent from the second quarter of 2008, reflecting encouraging ongoing adoption of the product by clinicians.

 “We are very encouraged by the trend of expanding usage of Contura MLB at existing sites as we exited the third quarter,” Malchow added.  “This emerging trend bodes well going into the fourth quarter, which is seasonally the strongest quarter of the year for the number of brachytherapy procedures performed.”

“Importantly, we achieved significant improvement in our gross margin for the third quarter, which demonstrated increased positive momentum near the end of the period,” Malchow continued.  “The increase reflects continuation of the cost efficiencies anticipated in the execution of our long-term strategy.  We also continued to extend our international distribution, with several of our products now being sold in more than 20 countries outside the U.S. and Canada.  Despite the unsettling external financial market conditions, we don’t believe the fundamentals for our business have materially changed.   We will continue to focus on making solid business decisions and executing our strategy to capitalize on the significant growth opportunities we see for SenoRx in the expanding market for interventional and therapeutic products in breast care.”

For the first nine months of 2008, SenoRx posted revenue of $33.1 million, an increase of 34.0 percent compared with $24.7 million for the same period in 2007.  Gross profit grew 47.1 percent to $20.8 million from $14.1 million in the first nine months last year.  Net loss for the first nine months of 2008 was $8.8 million, or 51 cents per share, compared with $5.9 million, or 50 cents per share for the same period a year ago.  Excluding patent litigation, non-cash charges for stock-based compensation and the non-cash fair value adjustments for convertible notes and warrant valuation, the net loss for the nine-month period was $2.7 million compared with $5.4 million for the same period in 2007.

At the end of the third quarter, SenoRx had $14.6 million in cash and short-term investments.   During the quarter, the company renegotiated its credit facility to increase its available borrowing capability from $4.0 million to $12.0 million.

2008 Outlook

Based on performance through the first nine months of the year, SenoRx management is narrowing its current estimate for 2008 revenue to be in the range of $46.5 million to $48.5 million.  In addition, SenoRx continues to estimate that deferred compensation and equity-based compensation expense will range between $2.8 million and $3.2 million for 2008.  These ranges could be materially impacted based upon the number of options granted and fluctuation in the market price of the company’s common stock.

With regard to the complaint filed by Hologic in January 2008, a Markman claims construction hearing was held on October 15.  No ruling has yet been issued.  Our current outlook for patent litigation costs beyond the $4.4 million incurred to date, is an additional $750,000 to $1.5 million for the remainder of 2008, depending upon the disposition of the Markman hearing and a potential trial.

Conference Call

SenoRx will host a conference call at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time) on Tuesday, November 11, 2008.  The conference call can be accessed by calling 877-397-0297 (719-325-4857 for international callers) or via the company’s website at http://investor.senorx.com/events.cfm.

Use of Non-GAAP Financial Measures

To supplement certain GAAP financial information, SenoRx has provided non-GAAP adjusted net loss information that excludes the impact of the stock-based compensation, patent litigation expenses and fair value adjustments to convertible notes and warrant liability. SenoRx management believes that in order to properly understand SenoRx’s short-term and long-term financial trends, investors may wish to consider the impact of certain charges and the fair value adjustments. These result from facts and circumstances that vary in frequency and/or impact on continuing operations. In addition, SenoRx management uses the adjusted net loss before certain charges and fair value adjustments to evaluate the operational performance of the company and as a basis for strategic planning. A table reconciling the GAAP financial information to the non-GAAP information is included in our earnings release. Investors should consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures in accordance with GAAP.

About SenoRx

SenoRx (NASDAQ: SENO) develops, manufactures and sells minimally invasive medical devices used by breast care specialists for the diagnosis and treatment of breast cancer, including its EnCor® vacuum-assisted breast biopsy system and Contura™ MLB catheter for delivering radiation to the tissue surrounding the lumpectomy cavity following surgery for breast cancer.  SenoRx’s field sales organization serves over 1,000 breast diagnostic and treatment centers in the United States and Canada.  In addition, SenoRx sells several of its products through distributors in more than 20 countries outside the U.S. and Canada. The company’s line of breast care products includes biopsy disposables, biopsy capital equipment, diagnostic adjunct products and therapeutic disposables. SenoRx is developing additional minimally invasive products for the diagnosis and treatment of breast cancer.  For more information, visit the company’s website at www.senorx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning expectations of future revenue growth and opportunities, the growing markets for SenoRx’s products, the ability to continue to innovate and execute, estimates of litigation costs, SenoRx’s guidance for 2008, and the factors that would impact that guidance are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management's current, preliminary expectations and are subject to risks and uncertainties, which may cause SenoRx's actual results to differ materially from the statements contained herein. SenoRx's third quarter September 30, 2008 financial results, as discussed in this release, are preliminary and unaudited, and subject to adjustment. Further information on potential risk factors that could affect SenoRx's business and its financial results are detailed in its most recent quarterly report on Form 10-Q as filed with the Securities and Exchange Commission.  Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. SenoRx undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

CONTACT:	SenoRx, Inc. Lila Churney, Director of Investor Relations 949.362.4800 ext.132

SENORX, INC.
CONDENSED BALANCE SHEETS
(Unaudited)

	September 30, 2008	December 31, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$14,609,523	$17,185,259
Short-term investments	—	10,764,490
Accounts receivable, net of allowance for doubtful accounts of $232,115, and 107,728, respectively	7,133,540	5,421,184
Inventory	9,158,486	6,650,955
Prepaid expenses and deposits	575,101	544,276
Total current assets	31,476,650	40,566,164
Property and equipment, net	1,523,417	1,071,435
Other assets, net of accumulated amortization of $702,926, and $436,380, respectively	952,788	424,649
TOTAL	$33,952,855	$42,062,248

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$2,427,229	$2,580,249
Accrued expenses, including accrued employee compensation of $2,015,156 and $1,137,889, respectively	3,793,367	2,904,603
Deferred revenue	143,059	93,888
Current portion of long-term debt	30,332	2,093,346
Total current liabilities	6,393,987	7,672,086
Long-term debt—less current portion	9,904	26,820
Total liabilities	6,403,891	7,698,906
Stockholders’ Equity:
Common stock, $0.001 par value—100,000,000 shares authorized; 17,268,348 (2008) and 17,202,395 (2007) issued and outstanding	17,268	17,202
Additional paid-in capital	111,804,318	109,815,612
Accumulated deficit	(84,272,622)	(75,469,472)
Total stockholders’ equity	27,548,964	34,363,342
TOTAL	$33,952,855	$42,062,248

SENORX, INC.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net revenues	$11,264,471	$8,906,086	$33,133,364	$24,727,447
Cost of goods sold	3,942,922	3,555,638	12,322,674	10,582,993
Gross profit	7,321,549	5,350,448	20,810,690	14,144,454
Operating expenses:
Selling and marketing	6,063,248	4,354,056	16,928,701	13,085,547
Research and development	1,631,898	1,580,130	4,656,700	4,694,999
General and administrative	1,380,333	1,205,515	8,474,316	3,092,703
Total operating expenses	9,075,479	7,139,701	30,059,717	20,873,249
Loss from operations	(1,753,930)	(1,789,253)	(9,249,027)	(6,728,795)
Interest expense	22,334	452,670	59,160	1,379,405
Change in fair value of convertible promissory notes and warrant valuation	—	—	—	(990,875)
Interest Income	(99,243)	(551,288)	(505,037)	(1,182,327)
Loss before provision for income taxes	(1,677,021)	(1,690,635)	(8,803,150)	(5,934,998)
Provision for income taxes	—	—	—	—
Net loss	$(1,677,021)	$(1,690,635)	$(8,803,150)	$(5,934,998)
Net loss per share-basic and diluted	$(0.10)	$(0.10)	$(0.51)	$(0.50)
Weighted average shares outstanding-basic and diluted	17,262,817	17,076,002	17,232,661	11,973,240

REVENUE BY PRODUCT CLASS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Biopsy disposable products	$5,068,871	$3,945,941	$15,130,043	$11,487,122
Biopsy capital equipment products	979,922	1,029,065	3,330,531	2,130,294
Diagnostic adjunct products	3,834,850	3,744,039	11,636,457	10,897,893
Therapeutic disposables	1,380,828	187,041	3,036,333	212,138
Total	$11,264,471	$8,906,086	$33,133,364	$24,727,447

ADJUSTED NET LOSS RECONCILIATION
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net loss	$(1,677,021)	$(1,690,635)	$(8,803,150)	$(5,934,998)
Stock-based compensation	640,832	655,142	1,735,295	1,522,648
Patent litigation expenses	128,399	—	4,386,778	—
Change in fair value of convertible promissory notes and warrant valuation	—	—	—	(990,875)
Adjusted net loss	$(907,790)	$(1,035,493)	$(2,681,077)	$(5,403,225)